CONSULTING SERVICES AGREEMENT

AGREEMENT dated as of April 12, 2007, but with effect from April 1, 2007 (the "**Effective Date**"), between AVANTOGEN ONCOLOGY, INC., a Nevada corporation (the "**Company**"), and CHRISTOPHER NOWERS ("**Consultant**") (each a "**Party**" and collectively the "**Parties**").

Prior to the Effective Date, Consultant was employed by the Company and served as its Chief Executive Officer, since December 16, 2006, under the terms of the Retention Bonus Agreement of even date (the "**Retention Agreement**") between the Company, on one hand, and each of Consultant and Angela Bronow Davanzo, on the other hand.

Effective the Effective Date and for the remainder of the Term (as defined in Section 5 hereof), the Company desires to engage Consultant to perform certain services for the Company, and Consultant is amenable to being so engaged, subject, in each case, to the terms and conditions of this Agreement.

Accordingly, the Parties hereby agree as follows:

1. *Description of Services.* Beginning on the Effective Date, Consultant has made and will continue to make available to the Company general management services as are typically provided by a chief executive officer and as may reasonably be requested by the board of directors (the "**Board**") of the Company, including representing the Company in negotiations respecting a proposed licensing agreement and related transactions (collectively, the "**Services**"). In particular, Consultant consents to his continued appointment during the Term as Chief Executive Officer of the Company, serving at the pleasure of the Board.

2. *Performance of Services.* Consultant will at all times during the Term provide Services in good faith, with due care and in accordance with current industry standards. The Company acknowledges that such Services will likely be performed from various remote locations as Consultant is currently traveling out of country.

3. *Compensation.* As payment in full for the Services, the Company will compensate Consultant by paying Consultant, in cash, a fee in an amount equal to the product of (w) the number of hours expended by Consultant during the Term on Services (as advised in reasonable detail in writing to the Company) and (x) $250, provided that Consultant will obtain the Board's (acting by its Chairman) written approval before exceeding 40 such hours. Such fee will be due and payable to Consultant on the later of (y) the business day immediately following the end of the Term or (z) the Closing Date (as defined in the Retention Agreement) with respect to a Sublicense (as defined in the Retention Agreement). Consultant acknowledges that the occurrence of the Closing Date is a condition precedent to the Company's obligation to pay him a fee hereunder.

4. *Expense Reimbursement.* Consultant will be entitled to reimbursement from the Company for reasonable out-of-pocket expenses for travel and necessary third party services incurred in performance of the Services, provided that these expenses are approved in advance in writing by the Board (acting by its Chairman) and based on valid receipts and other

customary documentation. Reasonable travel expenses will consist of coach class airfare, business class lodging, and reasonable meals and ground transportation expenses.

5. *Term / Termination.* This Agreement will commence on the Effective Date and terminate on April 30, 2007 (the "**Term**"), subject to earlier termination pursuant to written notice of termination with or without cause by either Party. Consultant will be entitled to any expense reimbursement incurred in accordance with Section 4 hereof prior to receipt of the notice of termination. Upon termination of this Agreement, Consultant will perform no more Services, will be deemed to have resigned as an officer and director of the Company and any of its subsidiaries and will not imply or represent that he has a relationship with the Company in any way whatsoever.

6. *Relationship of Parties.* It is understood and agreed that during the Term Consultant and the Company are and will remain independent contractors with respect to performance of this Agreement. Nothing in this Agreement will be construed to constitute the Company and Contractor as employer / employee, partners, joint venturers, agents or anything other than independent contractors. The Company will not pay or withhold, and Consultant is not entitled to, any wages, fees, payroll taxes or employee benefits, including health insurance benefits, paid vacation or any other employee benefit, for the benefit of Consultant.

7. *Innovation, Proprietary Information and Confidentiality Agreement.* Consultant has previously entered into with the Company an Employee Innovation, Proprietary Information and Confidentiality Agreement (the "**Confidentiality Agreement**"). Performance of the Services is subject to the Confidentiality Agreement, the terms of which are hereby fully incorporated into this Agreement, and performance of the Services is fully subject to those terms to the maximum extent allowed by law.

8. *Notices.* All notices required or permitted under this Agreement will be in writing and will be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, or sent by a nationally-recognized overnight courier service, addressed as follows:

if to the Company:	if to Consultant:
2121 Avenue of the Stars, Suite 2550 Los Angeles, CA 90067 Attention: Chairman	1919 Washington Avenue Santa Monica, CA 90403

or to such other address as may be designated by either Party by providing notice to the other Party in the manner set forth in this Section.

9. *Entire Agreement.* This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written, with respect to the Services. This Agreement supersedes any other prior written or oral agreements between the Parties with respect to the Services.

10. *Amendment / Assignment.* This Agreement may only be modified or amended if the amendment is made in writing and is signed by both Parties. Neither this Agreement nor any right under this Agreement may be transferred or assigned in whole or in part by either Party without the prior written consent of the other Party, and any attempted assignment without such consent will be null and void. Notwithstanding the foregoing, the Company may assign this Agreement in whole or in part to an affiliate or successor entity without Consultant's consent.

11. *Severability.* If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court or judicial authority finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited but only to the minimal extent required to make the provision valid and enforceable.

12. *Waiver of Contractual Right.* The failure of either party to enforce any provision of this Agreement will not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13. *Applicable Law.* This Agreement will be governed by the laws of the State of California (without regard to that body of law known as "Conflicts of Law").

14. *Benefits, Binding Effect.* This Agreement will be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

15. *Survivability.* Notwithstanding anything to the contrary set forth in this Agreement, Sections 2, 5, 7, 8, 11, 12, 13, and 14 and this Section 15 will survive termination of this Agreement for any reason.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed below in its name and on its behalf.

AVANTOGEN ONCOLOGY, INC.

By: ______________________________
William Ardrey, a Director

____
Christopher Nowers

By: ______________________________
Michael Hillmeyer, a Director

By: ______________________________
Lee Cole, a Director